Mail Stop 3561
      December 16, 2005




Mr. Roberto Oliveira de Lima
Chief Executive Officer
Tele Sudeste Celular Participacoes S.A.
Praia de Boafogo, 501, 7 andar
22250-040 Rio de Janeiro, RJ, Brazil

	Re:	Tele Sudeste Celular Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005
		File No. 1-14485

Dear Mr. De Lima:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director